Filed Pursuant to Rule 424(b)(3)
Registration No.: 333-141486

The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying base prospectus are not an offer to sell these securities, and are not soliciting an offer to buy these securities, in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED MARCH 22, 2007

Preliminary Prospectus Supplement

(To prospectus dated March 22, 2007)

$                     % Notes due 20

Interest payable          and         , beginning         , 2007.

The notes will mature on             , 20    . Interest on the notes will accrue from             , 2007 and the first interest payment date will be             , 2007. The notes will be our unsecured obligations and will rank equally with our other unsecured indebtedness.

We may redeem the notes in whole or in part at any time at the relevant “make-whole” price described in this prospectus supplement.

The notes will not be listed on any securities exchange. Currently, there is no public market for the notes.

Investing in the notes involves risks. See “ Cautionary Note Regarding Forward-Looking Statements” beginning on page ii of this prospectus supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined that this prospectus supplement or the accompanying prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

	Price to Public(1)		Underwriting Discounts		Proceeds to Us, Before Expenses(1)
Per Note		%		%		%
Total	$		$		$

(1)	Plus interest, if any, from , 2007 to the date of delivery.

We expect that delivery of the notes will be made to investors through the book-entry delivery system of The Depository Trust Company and its participants and indirect participants, including Euroclear Bank S.A./N.C. and Clearstream Banking, S.A., on or about                  , 2007.

Joint Book-Running Managers

Citigroup	JPMorgan

                 , 2007

Prospectus Supplement

Prospectus

This prospectus supplement contains the terms of this offering of notes. This prospectus supplement, or the information incorporated by reference into this prospectus supplement and the accompanying prospectus, may add, update or change information in the accompanying prospectus. If information in this prospectus supplement, or the information incorporated by reference into this prospectus supplement and the accompanying prospectus, is inconsistent with the accompanying prospectus, this prospectus supplement or the information incorporated by reference into this prospectus supplement and the accompanying prospectus will apply and will supersede that information in the accompanying prospectus. Generally, when we refer to the prospectus, we are referring to both the prospectus supplement and the accompanying prospectus.

You should rely only on the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If any person provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus is accurate only as of the respective dates thereof. Our business, financial condition, results of operations and prospects may have changed since those dates.

When we refer to “we,” “our” and “us” in this prospectus supplement and the accompanying prospectus, we mean Wyeth, including, unless the context otherwise requires, its subsidiaries, except in the section entitled “Description of the Notes” where we mean Wyeth alone. When we refer to “you” or “yours,” we mean the holders of the notes offered hereby.

i

Cautionary Note Regarding Forward-Looking Statements

This prospectus supplement and the accompanying prospectus contain or incorporate by reference forward-looking statements. These forward-looking statements generally can be identified by the use of words such as “anticipate,” “expect,” “plan,” “could,” “may,” “will,” “believe,” “estimate,” “forecast,” “project” and other words of similar meaning. These forward-looking statements address various matters, including:

•	Our anticipated results of operations, financial condition and capital resources;

•	Benefits from our business activities and transactions, productivity initiatives and facilities management, such as enhanced efficiency, reduced expenses and mitigation of supply constraints;

•

Our expectations, beliefs, plans, strategies, anticipated developments and other matters that are not historical facts, including plans to continue our productivity initiatives and expectations regarding growth in our business;

•	Future charges related to implementing our productivity initiatives;

•	Our expectations regarding the FDA Warning Letter at our Guayama, Puerto Rico manufacturing facility;

•	Anticipated receipt of, and timing with respect to, regulatory filings and approvals and anticipated product launches;

•	Anticipated developments relating to product supply, pricing and sales of our key products;

•	Sufficiency of facility capacity for growth;

•	Changes in our product mix;

•	Our ability to succeed in our strategy with certain products of focusing on higher value prescriptions within the third-party managed care segment;

•	Uses of cash and borrowings;

•	Timing and results of research and development activities, including those with collaboration partners;

•	Anticipated profile of, and prospects for, our product candidates;

•	Estimates and assumptions used in our critical accounting policies;

•	Costs related to product liability, patent litigation, environmental matters, government investigations and other legal proceedings;

•	Estimates of our future effective tax rates and the impact of tax planning initiatives, including resolution of audits of prior tax years;

•

Opinions and projections regarding impact from, and estimates made for purposes of accruals for future liabilities with respect to taxes, product liability claims and other litigation (including the diet drug litigation and hormone therapy litigation), environmental cleanup and other potential future costs;

•	Various aspects of the diet drug and hormone therapy litigation;

•	Calculations of projected benefit obligations under pension plans, expected contributions to pension plans and expected returns on pension plan assets;

•	Assumptions used in calculations of deferred tax assets;

•	Anticipated amounts of future contractual obligations and other commitments;

ii

•	The financial statement impact of changes in generally accepted accounting principles;

•	Plans to vigorously defend various lawsuits;

•	Our and our collaboration partners’ ability to protect our intellectual property, including patents;

•	Minimum terms for patent protection with respect to various products;

•	Impact of our settlement of patent litigation with Teva regarding EFFEXOR XR and the timing and impact of generic competition for EFFEXOR and EFFEXOR XR;

•	Timing and impact of generic competition for ZOSYN/TAZOCIN;

•	Impact of manufacturing process issues at certain manufacturing sites outside the United States;

•	Impact of minor process modifications relating to manufacture of the active ingredient in TYGACIL;

•	Impact of legislation or regulation affecting product approval, pricing, reimbursement or patient access, both in the United States and internationally;

•	Impact of managed care or health care cost-containment;

•	Impact of competitive products, including generics; and

•	Impact of economic conditions, including interest rate and exchange rate fluctuation.

Each forward-looking statement contained or incorporated by reference in this prospectus supplement is subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statement. We refer you to “Item 1A. RISK FACTORS” in our 2006 Annual Report on Form 10-K, filed with the SEC on February 26, 2007 and incorporated by reference into this prospectus supplement and the accompanying prospectus for identification of important factors with respect to these risks and uncertainties, which, as described in more detail in Item 1A, include: the inherent uncertainty of the timing and success of, and expense associated with, research, development, regulatory approval and commercialization of our products, including with respect to our pipeline products; government cost-containment initiatives; restrictions on third-party payments for our products; substantial competition in our industry, including from branded and generic products; data generated on our products; the importance of strong performance from our principal products and our anticipated new product introductions; the highly regulated nature of our business; product liability, intellectual property and other litigation risks and environmental liabilities; uncertainty regarding our intellectual property rights and those of others; difficulties associated with, and regulatory compliance with respect to, manufacturing of our products; risks associated with our strategic relationships; economic conditions including interest and currency exchange rate fluctuations; changes in generally accepted accounting principles; trade buying patterns; the impact of legislation and regulatory compliance; and risks and uncertainties associated with global operations and sales. The forward looking statements contained or incorporated by reference in the prospectus supplement are qualified by these risk factors.

We caution investors not to place undue reliance on the forward-looking statements contained or incorporated by reference in this prospectus supplement and the accompanying prospectus. Each statement speaks only as of the date of the accompanying prospectus or this prospectus supplement, as the case may be, or, in the case of documents incorporated by reference, the date of the applicable documents (or any earlier date indicated in the statement), and we undertake no obligation to update or revise any of these statements, whether as a result of new information, future developments or otherwise. From time to time, we also may provide oral or written forward-looking statements in other materials. You should consider this cautionary statement, including the risk factors identified in “Item 1A. RISK FACTORS” in our 2006 Annual Report on Form 10-K filed with the SEC on February 26, 2007 and incorporated by reference into this prospectus supplement and the accompanying prospectus, when evaluating those statements as well. Our business is subject to substantial risks and uncertainties, including those identified or incorporated by reference in this prospectus supplement and the accompanying prospectus. Investors, potential investors and others should give careful considerations to these risks and uncertainties.

iii

About Wyeth

Wyeth is currently engaged in the discovery, development, manufacture, distribution and sale of a diversified line of products in three primary businesses: Wyeth Pharmaceuticals, which we refer to as Pharmaceuticals, Wyeth Consumer Healthcare, which we refer to as Consumer Healthcare, and Fort Dodge Animal Health, which we refer to as Animal Health.

Our Pharmaceuticals business develops, manufactures, distributes, and sells branded human ethical pharmaceuticals, biotechnology products, vaccines and nutrition products. These products are promoted and sold worldwide primarily to wholesalers, pharmacies, hospitals, physicians, retailers, and other human health care institutions. Some of these sales are made to large buying groups representing certain of these customers. Principal product categories and their respective products are: neuroscience therapies including EFFEXOR and EFFEXOR XR (marketed as EFEXOR and EFEXOR XR internationally); cardiovascular products including INDERAL; nutrition products including 3RD AGE PROGRESS, S-26 and 2ND AGE PROMIL (international markets only); gastroenterology drugs including PROTONIX (U.S. market only) and ZOTON (international markets only); anti-infectives including ZOSYN (marketed as TAZOCIN internationally) and TYGACIL; vaccines including PREVNAR (marketed as PREVENAR internationally); oncology therapies; musculoskeletal therapies including ENBREL (co-promoted in the United States and Canada with Amgen Inc. (“Amgen”)); hemophilia treatments including BENEFIX Coagulation Factor IX (Recombinant) and REFACTO albumin-free formulated Factor VIII (Recombinant); immunological products including RAPAMUNE; and women’s health care products including PREMARIN, PREMPRO, PREMPHASE and ALESSE (marketed as LOETTE internationally). We manufacture these products in the United States and Puerto Rico, and in 13 foreign countries.

Our Consumer Healthcare business develops, manufactures, distributes and sells over-the-counter health care products. Principal Consumer Healthcare product categories and their respective products are: analgesics including ADVIL; cough/cold/allergy remedies including ROBITUSSIN, DIMETAPP and ALAVERT; nutritional supplements, including CENTRUM products and CALTRATE; and hemorrhoidal, asthma and personal care items including PREPARATION H and CHAPSTICK. These products are generally sold to wholesalers and retailers and are promoted primarily to consumers worldwide through advertising. These products are manufactured in the United States and Puerto Rico, and in eight foreign countries.

Our Animal Health business develops, manufactures, distributes and sells animal biological and pharmaceutical products. Principal Animal Health product categories include pharmaceuticals, vaccines (including WEST NILE—INNOVATOR), parasite control (including CYDECTIN) and growth implants. These products are sold to wholesalers, veterinarians and other animal health care providers. We manufacture these products in the United States and in seven foreign countries.

We are incorporated in the State of Delaware, and the address of our principal offices is Five Giralda Farms, Madison, New Jersey 07940. Our telephone number is 973-660-5000. You may visit us at our website located at www.wyeth.com. The information contained in our website has not been, and shall not be deemed to be, incorporated by reference into this prospectus supplement and the accompanying prospectus.

Recent Developments

The following are updates to the legal proceedings described in Note 14 to our consolidated financial statements, Contingencies and Commitments, in our 2006 Financial Report, which is incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2006 and referred to in this prospectus supplement as our 2006 Financial Report.

Product Liability Litigation

Diet Drug Litigation

With regard to our diet drug litigation involving the products REDUX and PONDIMIN described in our 2006 Financial Report, the case of Madsen v. American Home Products Corporation, et al., No. 4:02CV01835 ERW, U.S.D.C., E.D. Mo., was dismissed following the granting of our motion for summary judgment. The case, involving the claim of a plaintiff who had exercised an Intermediate Opt Out from the nationwide diet drug settlement, was to have begun trial on March 12, 2007. In granting the motion, the court held, inter alia, that the plaintiff had failed to adduce evidence that her alleged injury was proximately caused by any allegedly inadequate warning and failed to prove that REDUX or PONDIMIN were defectively designed.

HT Litigation

In the product liability litigation involving our hormone therapy products described in our 2006 Financial Report, the New York Supreme Court, Onondaga County, had granted summary judgment in favor of us, dismissing the claims in Browning, et al. v. Wyeth, Inc., et al., No. 2003-0261, on the grounds, inter alia, that the labeling and warnings for PREMPRO and PREMARIN were adequate as a matter of law. On March 16, 2007 the Appellate Division, Fourth Department, of the New York Supreme Court unanimously affirmed the summary judgment and dismissal.

Patent Litigation

EFFEXOR Litigation

As discussed in our 2006 Financial Report, we have filed suit against multiple generic companies that have filed Abbreviated New Drug Applications (ANDA) seeking the U.S. Food and Drug Administration (FDA) approval to market generic 37.5 mg, 75 mg and 150 mg venlafaxine HCl extended release capsules. Venlafaxine HCl is the active ingredient used in EFFEXOR XR. On March 12, 2007, we filed suit in the United States District Court for the District of Maryland against Lupin Ltd. and Lupin Pharmaceuticals, Inc., alleging that the filing by Lupin of an ANDA seeking FDA approval to market 37.5 mg, 75 mg and 150 mg venlafaxine HCl extended release capsules infringes our patents relating to methods of using extended release formulations of venlafaxine HCl. These patents, which expire in 2017, are the same patents that were at issue in the previously settled Teva litigation (described in our 2006 Financial Report). Under the 30-month stay provision of the Hatch-Waxman Act, any FDA approval of the Lupin ANDA may not be made effective before July 2009, unless there is an earlier court decision holding each of the patents at issue invalid or not infringed. Because Lupin has not, to date, made any allegations as to our patent covering the compound venlafaxine itself, its ANDA may also not be approved until the expiration of that patent, and its associated pediatric exclusivity period, on June 13, 2008.

On March 8, 2007, we received notice from Osmotica Pharmaceutical Corp. that Osmotica had filed an application pursuant to 21 U.S.C. 355(b)(2) seeking FDA approval to market 37.5 mg, 75 mg, 150 mg, and 225 mg venlafaxine HCl extended release tablets. Osmotica alleges that the same Wyeth U.S. patents that were at issue in the Teva litigation and are at issue in our suits against generic companies that have filed ANDAs seeking FDA approval to market generic 37.5 mg, 75 mg and 150 mg venlafaxine HCl extended release capsules are invalid and/or not infringed. We are evaluating the allegations in Osmotica’s notice.

Use of Proceeds

We estimate that the net proceeds from this offering, after deducting estimated fees and expenses, will be approximately $                     . We intend to use the net proceeds of this offering for general corporate and working capital purposes.

Capitalization

The following table sets forth our consolidated historical capitalization at December 31, 2006 on an actual basis and as adjusted to give effect to the issuance of the notes offered hereby. You should read this table in conjunction with our consolidated financial statements including the accompanying notes, and the other financial information pertaining to us included and incorporated by reference in this prospectus supplement and the accompanying prospectus.

	December 31, 2006
	Actual	As Adjusted
	($ in Millions)
Short-term debt, including current portion of long-term debt	$124	$
Long-term debt, excluding the notes offered hereby	$9,097	$
Notes offered hereby	—	$

Total debt	$9,221	$

Total stockholders’ equity	$14,653	$

Total capitalization	$23,874	$

Selected Financial Data

The following table presents selected financial data of Wyeth and its subsidiaries for the periods specified.

($ in thousands, except per share amounts)	Fiscal Years Ended December 31,
	2006	2005	2004	2003	2002
Summary of net revenue and earnings
Net revenue	$20,350,655	$18,755,790	$17,358,028	$15,850,632	$14,584,035
Income from continuing operations(1)(2)	4,196,706	3,656,298	1,233,997	2,051,192	4,447,205
Diluted earnings per share from continuing operations(1)(3)	3.08	2.70	0.91	1.54	3.33
Dividends per common share	1.01	0.94	0.92	0.92	0.92
Financial Position
Current assets(2)	$17,514,241	$18,044,841	$14,438,029	$14,962,242	$11,605,699
Current liabilities(2)	7,221,848	9,947,961	8,535,542	8,429,510	5,485,506
Total assets(2)	$36,478,715	$35,841,126	$33,629,704	$31,031,922	$26,042,592
Long-term debt(3)	9,096,743	9,231,479	7,792,311	8,076,429	7,546,041
Average stockholders’ equity	13,323,562	10,921,136	9,571,142	8,725,147	6,114,243
Stockholders—outstanding shares
Number of common stockholders	47,314	50,648	54,301	59,181	61,668
Weighted average common shares outstanding used for diluted earnings per share calculation (in thousands)	1,374,053	1,363,417	1,354,489	1,336,430	1,334,127
Employment data
Number of employees at year end	50,060	49,732	51,401	52,385	52,762
Wages and salaries	$3,488,510	$3,434,476	$3,280,328	$3,003,555	$2,792,379
Benefits (including Social Security taxes)	1,042,749	1,022,538	958,317	933,448	842,177

(1)	See “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended December 31, 2006 filed with the Securities and Exchange Commission on February 26, 2007, for a discussion of the diet drug litigation charges and other significant items for the years ended December 31, 2006, 2005 and 2004.

(2)	As a result of pre-tax charges of $4,500,000, $2,000,000 and $1,400,000 in 2004, 2003 and 2002, respectively, related to our diet drug litigation, current liabilities increased substantially beginning in 1999 compared with prior years.

In 2002, we sold 67,050,400 shares of Amgen common stock received in connection with Amgen’s acquisition of Immunex for net proceeds of $3,250,753. We used a portion of these proceeds to pay down commercial paper and substantially reduce current liabilities. Additionally, the remaining 31,235,958 shares of Amgen common stock owned by us as of December 31, 2002 had a fair value of $1,509,947. The fair value of these shares as well as the proceeds from the shares sold in 2002 substantially increased total assets. In 2003, we completed the sale of the remaining 31,235,958 shares of our Amgen common stock holdings for net proceeds of $1,579,917.

(3)	In 2003, we issued $4,800,000 of senior notes and $1,020,000 of convertible senior debentures. A portion of the proceeds from the 2003 borrowings was used to repurchase approximately $1,700,000 in previously issued senior notes. In 2005, we issued $1,500,000 of senior notes.

The ratio of our earnings to fixed charges was 9.7x for the year ended December 31, 2006. See “Ratio of Earnings to Fixed Charges” in the accompanying prospectus.

Description of the Notes

The following description of the particular terms of the notes offered hereby supplements and, to the extent inconsistent therewith, replaces, the description of the general terms and provisions of the notes set forth in the accompanying prospectus (which prospectus refers to the notes as “debt securities”), to which reference is hereby made. Capitalized terms not otherwise defined herein shall have the meanings given to them in the accompanying prospectus.

General

The aggregate principal amount of the notes is $                         . The notes will mature and become due and payable, together with any accrued and unpaid interest thereon, on          20    . The notes will bear interest at the rate of             % per annum from             , 2007.

Interest on the notes will be payable semiannually in arrears on              and              of each year, beginning on             , 2007 to the persons in whose names the notes are registered at the close of business on the              and              preceding the respective interest payment dates. If any payment date is not a business day, then payment will be made on the next business day, but without any additional interest or other amount. Interest will be computed on the notes on the basis of a 360-day year of twelve 30-day months.

The notes will be direct, unsecured and unsubordinated obligations of Wyeth and will rank equally and ratably with all other unsecured and unsubordinated indebtedness of Wyeth. The notes will be effectively subordinated to all of our current and future secured debt. On             , 2007, we had no secured debt outstanding.

The notes will not be subject to any sinking fund.

The notes will be represented by one or more registered notes in global form, but in certain limited circumstances may be represented by notes in definitive form. See “—Book-entry system” in this prospectus supplement. The notes will be issued in U.S. dollars and only in minimum denominations of $2,000, and integral multiples of $1,000 in excess of $2,000.

The notes will constitute a series of debt securities to be issued under the indenture dated as of April 19, 1992, as amended on October 13, 1992, and as supplemented on             , 2007, between Wyeth and The Bank of New York (formerly JPMorgan Chase Bank), as trustee, which is described in the accompanying prospectus.

Optional redemption

The notes will be redeemable at our option, in whole at any time or in part from time to time, on at least 30 days but not more than 60 days prior written notice mailed to each holder of the notes to be redeemed, at a redemption price equal to the greater of (i) 100% of the principal amount of the notes to be redeemed or (ii) the sum, as determined by the Quotation Agent, of the present values of the principal amount of the notes to be redeemed and the remaining scheduled payments of interest thereon from the redemption date to the maturity date of the notes to be redeemed, exclusive of interest accrued to the redemption date (the “Remaining Life”), discounted from their respective scheduled payment dates to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus              basis points, plus accrued and unpaid interest on the principal amount being redeemed to the date of redemption.

If money sufficient to pay the redemption price of and accrued interest on all of the notes (or portions of the notes) to be redeemed on the redemption date is deposited with the trustee or paying agent on or before the redemption date and certain other conditions are satisfied, then on and after such redemption date, interest will cease to accrue on such notes (or such portion thereof) called for redemption.

“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the Remaining Life.

“Comparable Treasury Price” means, with respect to any redemption date, the average of two Reference Treasury Dealer Quotations for such redemption date.

“Quotation Agent” means the Reference Treasury Dealer appointed by us.

“Reference Treasury Dealer” means either of Citigroup Global Markets Inc. and J.P. Morgan Securities Inc., and their successors provided; however, that if any of the foregoing ceases to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), we will substitute another Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

“Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semiannual yield to maturity of the Comparable Treasury Issue, calculated on the third business day preceding such redemption date using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

We may at any time, and from time to time, purchase the notes at any price or prices in the open market or otherwise.

Further issues

We may from time to time, without notice to or consent of the holders of the notes, create and issue additional notes ranking equally and ratably with the notes in all respects (or in all respects except for the payment of interest accruing prior to the issue date of such additional notes or except, in some cases, for the first payment of interest following the issue date of such additional notes). The additional notes may be consolidated and form a single series with the notes of such series and will have the same terms as to status, redemption or otherwise as the notes.

Same-day settlement and payment

The notes will trade in the same-day funds settlement system of The Depository Trust Company (“DTC”) until maturity or until we issue the notes in definitive form. DTC will therefore require secondary market trading activity in the notes to settle in immediately available funds. We can give no assurance as to the effect, if any, of settlement in immediately available funds on trading activity in the notes.

Book-entry system

General

The notes will be issued in the form of one or more fully registered global securities. For purposes of this prospectus supplement, “Global Security” refers to the global security or global securities representing the entire issue of the notes. The Global Security will be deposited with the trustee as custodian for DTC and registered in the name of Cede & Co. as DTC’s nominee. Except in the limited circumstances described below, the notes will not be issued in definitive certificated form. The Global Security may be transferred, in whole and not in part, only to another nominee of DTC. The following is our understanding with respect to the rules and operating procedures of DTC, which affect transfers of interests in the Global Security.

DTC

DTC is a limited purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions, such as transfers and pledges, between participants through electronic computerized book-entry changes in the accounts of its participants, thereby eliminating the need for physical movement of certificates. Participants include securities brokers and dealers, banks, trust companies and clearing corporations and may include certain other organizations, such as the underwriters. DTC is owned by a number of participants and by the New York Stock Exchange, Inc., The American Stock Exchange LLC and the National Association of Securities Dealers, Inc. Indirect access to the DTC system also is available to others such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly including Euroclear Bank S.A./N.C. and Clearstream Banking, S.A. (the “indirect participants”).

Persons who are not participants may beneficially own notes held by DTC only through participants or indirect participants. Beneficial ownership of notes may be reflected (i) for investors who are participants, in the records of DTC, (ii) for investors holding through a participant, in the records of such participant, whose aggregate interests on behalf of all investors holding through such participant will be reflected in turn in the records of DTC, or (iii) for investors holding through an indirect participant, in the records of such indirect participant, whose aggregate interests on behalf of all investors holding through such indirect participant will be reflected in turn in the records of a participant. Accordingly, transfers of beneficial ownership in the Global Security can only be effected through DTC, a participant or an indirect participant. Each of the underwriters is a participant or an indirect participant.

Interests in the Global Security will be shown on, and transfers thereof will be effected only through, records maintained by DTC and its participants. The Global Security will trade in DTC’s Same-Day Funds Settlement System until maturity, and secondary market trading activity for the Global Security will therefore settle in immediately available funds. The laws of some states require that certain persons take physical delivery in definitive form of securities. Consequently, the ability to transfer beneficial interests in the Global Security to such persons may be limited.

So long as Cede & Co., as the nominee of DTC, is the registered owner of the Global Security, Cede & Co. for all purposes will be considered the sole holder of the notes under the indenture. Except as provided below, owners of beneficial interests in the Global Security will not be entitled to have notes registered in their names, will not receive or be entitled to receive physical delivery of notes in definitive certified form and will not be considered the holders thereof under the indenture. Accordingly, any person owning a beneficial interest in the Global Security must rely on the procedures of DTC and, if such person is not a participant in DTC, on the procedures of the participant through which such person, directly or indirectly, owns its interest, to exercise any rights of a holder of notes.

Because DTC can only act on behalf of participants, who in turn act on behalf of indirect participants and certain banks, the ability of an owner of a beneficial interest in the notes to pledge such notes to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such notes, may be affected by the lack of a physical certificate for such notes.

Payment of principal of and interest on the notes will be made to Cede & Co., the nominee for DTC, as the registered owner of the Global Security. Neither we nor the trustee, nor any agents of ours or the trustee, will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests in the Global Security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

Upon receipt of any payment of principal of or interest on the Global Security, we understand that it is the practice of DTC to credit the participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Security as shown on the records of DTC. Payments by participants to owners of beneficial interests in the Global Security held through such participants will be the responsibility of such participants, as is now the case with securities held for the accounts of customers registered in “street name.”

If we redeem less than all of the notes, we have been advised that it is DTC’s practice to determine by lot the amount of the interest of each participant in the notes to be redeemed.

We understand that under existing industry practices, if we request holders of the notes to take action, or if an owner of a beneficial interest in a note desires to take any action which a holder is entitled to take under the indenture, then (1) DTC would authorize the participants holding the relevant beneficial interests to take such action, and (2) such participants would authorize the beneficial owners owning through such participants to take such action or would otherwise act upon the instructions of beneficial owners owning through them.

Although DTC has agreed to the foregoing procedures in order to facilitate transfers of notes among its participants, it is under no obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time. Neither we nor the trustee, nor any agents of ours or the trustee, will have any responsibility for the performance by DTC or its participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

If an event of default (as defined in the accompanying prospectus) has occurred and is continuing and all principal and accrued interest in respect of the notes shall have become immediately due and payable or if DTC is at any time unwilling, unable or ineligible to continue as depositary for the Global Security and a successor depositary is not appointed within 60 days, we will issue individual certificated notes in definitive form in exchange for the Global Security. In addition, we may at any time determine not to have the notes represented by the Global Security, and, in such event, will issue individual certificated notes in definitive form in exchange for the Global Security. In any such instance, an owner of a beneficial interest in the Global Security will be entitled to physical delivery of individual certificated notes in definitive form equal in principal amount to such beneficial interest in the Global Security and to have all such certificated notes registered in its name. Individual certificated notes so issued in definitive form will be issued in denominations of $2,000 and integral multiples of $1,000 in excess of $2,000 and will be issued in definitive form only, without coupons.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.

Governing law

The indenture and the notes shall be governed by and construed in accordance with the laws of the State of New York.

Notices

Notices to holders of the notes will be published in authorized newspapers in the Borough of Manhattan, the City of New York and in London. It is expected that publication will be made in the City of New York in The Wall Street Journal and in London in the Financial Times. We will be deemed to have given such notice on the date of each publication or, if published more than once, on the date of the first such publication.

The trustee

The trustee, The Bank of New York, is a lending bank under our credit facilities and is our stock transfer agent. In addition, one or more affiliates of the trustee have performed and may continue to perform various commercial banking, investment banking and/or financial advisory services for us.

Material United States Federal Income and Estate Tax Consequences to Non-U.S. Holders

The following is a summary of the material United States federal income and estate tax consequences of the purchase, ownership and disposition of the notes as of the date hereof. Except where noted, this summary deals only with notes that are held as capital assets by a non-U.S. holder who acquires the notes upon original issuance at their initial offering price.

A “non-U.S. holder” means a holder of the notes (other than a partnership) that is not for United States federal income tax purposes any of the following:

•	an individual citizen or resident of the United States;

•

a corporation (or any other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source; or

•

a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

This summary is based upon provisions of the Internal Revenue Code of 1986, as amended (the “Code”), and regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in United States federal income and estate tax consequences different from those summarized below. This summary does not address all aspects of United States federal income and estate taxes and does not deal with foreign, state, local or other tax considerations that may be relevant to non-U.S. holders in light of their particular circumstances. In addition, it does not represent a detailed description of the United States federal income and estate tax consequences applicable to you if you are subject to special treatment under the United States federal income tax laws (including if you are a United States expatriate, “controlled foreign corporation,” “passive foreign investment company” or a partnership or other pass-through entity for United States federal income tax purposes). We cannot assure you that a change in law will not alter significantly the tax considerations that we describe in this summary.

If a partnership holds the notes, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partner of a partnership holding the notes, you should consult your tax advisors.

If you are considering the purchase of notes, you should consult your own tax advisors concerning the particular United States federal income and estate tax consequences to you of the ownership of the notes, as well as the consequences to you arising under the laws of any other taxing jurisdiction.

United States Federal Withholding Tax

The 30% United States federal withholding tax will not apply to any payment of interest on the notes under the “portfolio interest rule,” provided that:

•	interest paid on the notes is not effectively connected with your conduct of a trade or business in the United States;

•

you do not actually (or constructively) own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of the Code and applicable United States Treasury regulations;

•	you are not a controlled foreign corporation that is related to us through stock ownership;

•	you are not a bank whose receipt of interest on the notes is described in Section 881(c)(3)(A) of the Code; and

•

either (a) you provide your name and address on an Internal Revenue Service (“IRS”) Form W-8BEN (or other applicable form), and certify, under penalties of perjury, that you are not a United States person as defined under the Code or (b) you hold your notes through certain foreign intermediaries and satisfy the certification requirements of applicable United States Treasury regulations. Special certification rules apply to non-U.S. holders that are pass-through entities rather than corporations or individuals.

If you cannot satisfy the requirements described above, payments of interest made to you will be subject to the 30% United States federal withholding tax, unless you provide us with a properly executed:

•	IRS Form W-8BEN (or other applicable form) claiming an exemption from or reduction in withholding under the benefit of an applicable income tax treaty; or

•

IRS Form W-8ECI (or other applicable form) stating that interest paid on the notes is not subject to withholding tax because it is effectively connected with your conduct of a trade or business in the United States (as discussed below under “United States Federal Income Tax”).

The 30% United States federal withholding tax generally will not apply to any payment of principal or gain that you realize on the sale, exchange, retirement or other disposition of a note.

United States Federal Income Tax

If you are engaged in a trade or business in the United States and interest on the notes is effectively connected with the conduct of that trade or business (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment), then you will be subject to United States federal income tax on that interest on a net income basis (although you will be exempt from the 30% United States federal withholding tax, provided the certification requirements discussed above in “United States Federal Withholding Tax” are satisfied) in the same manner as if you were a United States person as defined under the Code. In addition, if you are a foreign corporation, you may be subject to a branch profits tax equal to 30% (or lower applicable income tax treaty rate) of such interest, subject to adjustments.

Any gain realized on the disposition of a note generally will not be subject to United States federal income tax unless:

•

the gain is effectively connected with your conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a United States permanent establishment); or

•	you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met.

United States Federal Estate Tax

Your estate will not be subject to United States federal estate tax on notes beneficially owned by you at the time of your death, provided that any payment to you on the notes would be eligible for exemption from the 30% United States federal withholding tax under the “portfolio interest rule” described above under “United States Federal Withholding Tax” without regard to the certification requirement described in the fifth bullet point of that section.

Information Reporting and Backup Withholding

Generally, we must report to the IRS and to you the amount of interest paid to you and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such interest payments and any withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty.

In general, you will not be subject to backup withholding with respect to payments on the notes that we make to you provided that we do not have actual knowledge or reason to know that you are a United States person as defined under the Code, and we have received from you the certification described above in the fifth bullet point under “United States Federal Withholding Tax.”

Information reporting and, depending on the circumstances, backup withholding will apply to the proceeds of a sale of notes within the United States or conducted through certain United States-related financial intermediaries, unless you certify under penalties of perjury that you are a non-U.S. holder (and the payor does not have actual knowledge or reason to know that you are a United States person as defined under the Code), or you otherwise establish an exemption.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your United States federal income tax liability provided the required information is furnished to the IRS.

Underwriting

Subject to the terms and conditions set forth in the underwriting agreement, dated the date hereof, we have agreed to sell to each of the underwriters named below (for whom Citigroup Global Markets Inc. and J.P. Morgan Securities Inc. are acting as representatives), and each of the underwriters has severally agreed to purchase, the respective principal amount of each series of the notes set forth opposite its name below:

Underwriters	Principal Amount of % Notes Due 20
Citigroup Global Markets Inc.	$
J.P. Morgan Securities Inc.

Total	$

Under the terms and conditions of the underwriting agreement, if the underwriters take any of the notes, then the underwriters are obligated to take and pay for all of the notes.

The notes are a new issue of securities with no established trading market and will not be listed on any securities exchange. The underwriters have advised us that they intend to make a market in the notes, but they have no obligation to do so and may discontinue market making at any time without providing notice. No assurances can be given as to the liquidity of any trading market for the notes.

The underwriters initially propose to offer part of the notes directly to the public at the offering price described on the cover page of this prospectus supplement and part to certain dealers at a price that represents a concession not in excess of             % per note. Any underwriter may allow, and any such dealer may reallow, a concession not in excess of             % per note to certain other dealers. After the initial offering of the notes, the underwriters may from time to time vary the offering price and other selling terms.

We have also agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments which the underwriters may be required to make in respect of any such liabilities.

We have agreed, during the period from the date of the underwriting agreement until the business day immediately following the delivery of the notes, not to offer, sell, contract to sell or otherwise dispose of any debt securities that are substantially similar to the notes (other than commercial paper issued in the ordinary course of business), without the prior written consent of the representatives.

In connection with the offering of the notes, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the notes. Specifically, the underwriters may overallot in connection with the offering of the notes, creating a syndicate short position. In addition, the underwriters may bid for, and purchase, notes in the open market to cover syndicate short positions or to stabilize the price of the notes. Finally, the underwriting syndicate may reclaim selling concessions allowed for distributing the notes in the offering of the notes, if the syndicate repurchases previously distributed notes in syndicate covering transactions, stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the notes above independent market levels. The underwriters are not required to engage in any of these activities and may end any of them at any time.

Expenses associated with this offering, to be paid by us, are estimated to be $            . Certain of the underwriters will reimburse us for a portion of the expenses incurred in connection with the offering.

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), each underwriter has represented and agreed that, with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date), it has not made and will not make an offer of notes to the public in that Relevant Member State prior to the publication of a prospectus in relation to the notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of notes to the public in that Relevant Member State at any time:

(a)	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b)	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts; or

(c)	in any other circumstances which do not require the publication by the issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Each underwriter has represented and agreed that:

(a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act (the “FSMA”)) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to the issuer; and

(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

In the ordinary course of their respective businesses, each of the underwriters or their affiliates have engaged, or may in the future engage, in commercial banking, investment banking and advisory services transactions with us and our affiliates. Each of the underwriters is a participant in various capacities in our existing credit facilities. Raymond J. McGuire, a director of Wyeth, is a Managing Director and Co-Head, Global Investment Banking for Citigroup Global Markets Inc., one of the underwriters.

Legal Matters

Certain legal matters with respect to the offering of the notes will be passed upon for us by Simpson Thacher & Bartlett LLP, New York, New York, by Lawrence V. Stein, Esq., Senior Vice President and General Counsel of Wyeth and by William M. Haskel, Esq., Vice President and Associate General Counsel of Wyeth, and for the underwriters by Davis Polk & Wardwell, New York, New York. As of March 22, 2007, Mr. Stein and Mr. Haskel each beneficially owned less than 1% of our common stock (including securities convertible into our common stock).

Prospectus

Debt Securities

Wyeth may offer debt securities from time to time, in one or more offerings. This prospectus provides a general description of the debt securities that we may offer and the general manner in which we will offer them.

Each time we offer debt securities using this prospectus, we will provide specific terms and offering prices in supplements to this prospectus. The prospectus supplements also may add, update or change the information in this prospectus and also will describe the specific manner in which we will offer these securities.

We may offer and sell the debt securities on a continuous or delayed basis directly to investors or through underwriters, dealers or agents, or through a combination of these methods. The names of any underwriters, dealers or agents will be included in a prospectus supplement. If any agents, dealers or underwriters are involved in the sale of any debt securities, the applicable prospectus supplement will set forth any applicable commissions or discounts.

The particular prospectus supplement also may contain important information about U.S. federal income tax consequences and, in certain circumstances, consequences under other countries’ tax laws to which you may become subject if you acquire the debt securities being offered by that prospectus supplement. The prospectus supplement also may update or change information contained or incorporated by reference in this prospectus.

THIS PROSPECTUS MAY NOT BE USED TO SELL SECURITIES UNLESS ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

You should read carefully both this prospectus and any prospectus supplement together with the additional information described under the heading “Where You Can Find More Information About Us” before making your investment decision.

Neither the Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 22, 2007.

Cautionary Note Regarding Forward-Looking Statements

This prospectus contains or incorporates by reference “forward-looking statements” as that term is used in the Private Securities Litigation Reform Act of 1995 about our financial condition, results of operations and business. These statements include, among others:

•	our anticipated results of operations, financial condition and capital resources; and

•	statements of our expectations, beliefs, plans, strategies, anticipated developments and other matters that are not historical facts.

These statements may be made expressly in this prospectus or the prospectus supplement, or may be incorporated by reference to other documents filed with the Securities and Exchange Commission (the “SEC”). These forward-looking statements generally can be identified by the use of words such as “anticipate,” “expect,” “plan,” “could,” “may,” “will,” “believe,” “estimate,” “forecast,” “project” and other words of similar meaning used or incorporated by reference in this prospectus or the prospectus supplement.

Each forward-looking statement contained or incorporated by reference in this prospectus is subject to risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statement. We refer you to “Item 1A. RISK FACTORS” in our 2006 Annual Report on Form 10-K, filed with the SEC on February 26, 2007 and incorporated by reference into this prospectus, for identification of important factors with respect to these risks and uncertainties, which, as described in more detail in Item 1A, include: the inherent uncertainty of the timing and success of, and expense associated with, research, development, regulatory approval and commercialization of our products, including with respect to our pipeline products; government cost-containment initiatives; restrictions on third-party payments for our products; substantial competition in our industry, including from branded and generic products; data generated on our products; the importance of strong performance from our principal products and our anticipated new product introductions; the highly regulated nature of our business; product liability, intellectual property and other litigation risks and environmental liabilities; uncertainty regarding our intellectual property rights and those of others; difficulties associated with, and regulatory compliance with respect to, manufacturing of our products; risks associated with our strategic relationships; economic conditions including interest and currency exchange rate fluctuations; changes in generally accepted accounting principles; trade buying patterns; the impact of legislation and regulatory compliance; and risks and uncertainties associated with global operations and sales. The forward looking statements contained or incorporated by reference in this prospectus are qualified by these risk factors.

We caution investors not to place undue reliance on the forward-looking statements contained or incorporated by reference in this prospectus. Each statement speaks only as of the date of this prospectus or, in the case of documents incorporated by reference, the date of the applicable documents (or any earlier date indicated in the statement), and we undertake no obligation to update or revise any of these statements, whether as a result of new information, future developments or otherwise. From time to time, we also may provide oral or written forward-looking statements in other materials. You should consider this cautionary statement, including the risk factors identified in “Item 1A. RISK FACTORS” in our 2006 Annual Report on Form 10-K filed with the SEC on February 26, 2007 and incorporated by reference into this prospectus, when evaluating those statements as well. Our business is subject to substantial risks and uncertainties, including those identified or incorporated by reference in this prospectus. Investors, potential investors and others should give careful considerations to these risks and uncertainties.

Where You Can Find More Information About Us

We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the SEC’s public reference facilities at 100 F Street, N.E., Washington, D.C. 20549. You can also request copies of the documents, upon payment of a duplicating fee, by writing the Public Reference Room of the SEC. For further information on the public reference room, please call the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public from the SEC’s web site at http://www.sec.gov. In addition, our SEC filings may be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

We incorporate by reference into this prospectus the documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”):

•	our Annual Report on Form 10-K, filed on February 26, 2007, for the year ended December 31, 2006;

•	our Current Report on Form 8-K, filed on January 26, 2007; and

•	our 2007 Definitive Proxy Statement on Schedule 14A, filed on March 16, 2007.

You may obtain documents incorporated by reference into this prospectus (other than exhibits to documents incorporated by reference) at no cost by requesting them in writing from us at the following address:

Investor Relations

Wyeth

Five Giralda Farms

Madison, New Jersey 07940

Tel: (973) 660-5000

Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or therein, or in any other subsequently filed document that also is or is deemed to be incorporated herein or therein by reference, modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed to constitute a part of this prospectus except as so modified or superseded.

This prospectus constitutes a part of a registration statement on Form S-3 (referred to herein, including all amendments and exhibits, as the “Registration Statement”) that we have filed with the SEC under the Securities Act of 1933, as amended. This prospectus does not contain all of the information contained in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the SEC. We refer you to the Registration Statement and related exhibits for further information regarding us and our debt securities. The Registration Statement may be inspected at the public reference facilities maintained by the SEC at the address set forth above or from the SEC’s web site at http://www.sec.gov. Statements contained in this prospectus or in a document incorporated or deemed to be incorporated by reference herein concerning the provisions of any document filed as an exhibit to the Registration Statement are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the SEC. Each such statement is qualified in its entirety by such reference.

About Wyeth

Wyeth is currently engaged in the discovery, development, manufacture, distribution and sale of a diversified line of products in three primary businesses: Wyeth Pharmaceuticals, which we refer to as Pharmaceuticals, Wyeth Consumer Healthcare, which we refer to as Consumer Healthcare, and Fort Dodge Animal Health, which we refer to as Animal Health.

Our Pharmaceuticals business develops, manufactures, distributes and sells branded human ethical pharmaceuticals, biotechnology products, vaccines and nutrition products. These products are promoted and sold worldwide primarily to wholesalers, pharmacies, hospitals, physicians, retailers and other human health care institutions. Some of these sales are made to large buying groups representing certain of these customers. Principal product categories and their respective products are: neuroscience therapies including EFFEXOR and EFFEXOR XR (marketed as EFEXOR and EFEXOR XR internationally); cardiovascular products including INDERAL; nutrition products including 3RD AGE PROGRESS, S-26 and 2ND AGE PROMIL (international markets only); gastroenterology drugs including PROTONIX (U.S. market only) and ZOTON (international markets only); anti-infectives including ZOSYN (marketed as TAZOCIN internationally) and TYGACIL; vaccines including PREVNAR (marketed as PREVENAR internationally); oncology therapies; musculoskeletal therapies including ENBREL (co-promoted in the United States and Canada with Amgen Inc.); hemophilia treatments including BENEFIX Coagulation Factor IX (Recombinant) and REFACTO albumin-free formulated Factor VIII (Recombinant); immunological products including RAPAMUNE; and women’s health care products including PREMARIN, PREMPRO, PREMPHASE and ALESSE (marketed as LOETTE internationally). We manufacture these products in the United States and Puerto Rico, and in 13 foreign countries.

Our Consumer Healthcare business develops, manufactures, distributes and sells over-the-counter health care products. Principal Consumer Healthcare product categories and their respective products are: analgesics including ADVIL; cough/cold/allergy remedies including ROBITUSSIN, DIMETAPP and ALAVERT; nutritional supplements, including CENTRUM products and CALTRATE; and hemorrhoidal, asthma and personal care items including PREPARATION H and CHAPSTICK. These products are generally sold to wholesalers and retailers and are promoted primarily to consumers worldwide through advertising. These products are manufactured in the United States and Puerto Rico, and in eight foreign countries.

Our Animal Health business develops, manufactures, distributes and sells animal biological and pharmaceutical products. Principal Animal Health product categories include pharmaceuticals, vaccines (including WEST NILE—INNOVATOR), parasite control (including CYDECTIN) and growth implants. These products are sold to wholesalers, veterinarians and other animal health care providers. We manufacture these products in the United States and in seven foreign countries.

We are incorporated in the State of Delaware, and the address of our principal offices is Five Giralda Farms, Madison, New Jersey 07940. Our telephone number is 973-660-5000. You may visit us at our website located at www.wyeth.com. The information contained in our website has not been, and shall not be deemed to be, incorporated by reference into this prospectus.

Ratio of Earnings to Fixed Charges

The following table shows our consolidated ratio of earnings to fixed charges for each of the five most recent fiscal years ended on December 31.

	Fiscal Year Ended December 31,
	2006	2005	2004	2003	2002
Ratio of earnings to fixed charges	9.7	11.4	0.5	7.6	15.0

For the purposes of the table above, earnings are defined as income (loss) from continuing operations before income taxes, less equity earnings and capitalized interest, plus fixed charges, distributed income of equity investees, minority interests and amortization of capitalized interest. Fixed charges include interest expense on all debt, amortization of deferred debt issuance costs, capitalized interest and the portion of rental expense on operating leases attributable to interest.

Use of Proceeds

Unless otherwise indicated in the prospectus supplement, we will use all or a portion of the net proceeds from the sale of our debt securities offered by this prospectus and the prospectus supplement for general corporate and working capital purposes. General corporate and working capital purposes may include repayment of debt, capital expenditures, possible acquisitions and any other purposes that may be stated in any prospectus supplement. The net proceeds may be invested temporarily or applied to repay short-term or revolving debt until they are used for their stated purpose.

Description of Debt Securities

We have summarized below material provisions of the debt securities that we may offer and sell pursuant to this prospectus and material provisions of the indenture. However, you should understand that this is only a summary. We have not described all of the provisions of the indenture. We have filed the indenture with the SEC, and we suggest that you read the indenture. We are incorporating by reference the provisions of the indenture referred to by section numbers and summarized below. The following summary is qualified in its entirety by those provisions of the indenture. For purposes of this section, the term “Company” refers only to Wyeth and not to any of its subsidiaries.

General

The debt securities will be issued under an indenture dated as of April 10, 1992, as amended on October 13, 1992 (as further amended, modified or supplemented) between the Company and The Bank of New York (successor to Manufacturers Hanover Trust Company) as trustee.

Numerical references in parentheses below are to sections in the indenture. Wherever particular sections or defined terms of the indenture are referred to, such sections or defined terms are incorporated herein by reference as part of the statement made, and the statement is qualified in its entirety by such reference.

We will describe the particular terms and conditions of any series of debt securities offered in the applicable prospectus supplement. The prospectus supplement, which we will file with the SEC, may or may not modify the general terms found in this prospectus. For a complete description of any series of debt securities, you should read both this prospectus and the prospectus supplement relating to that series of debt securities.

As a holder of debt securities issued under the indenture, you will be one of our unsecured creditors and will have a right to payment equal to that of our other unsecured creditors. As of the date of this prospectus, the principal amount of debt securities outstanding under the indenture is $9.07 billion. The indenture does not limit the amount of debt securities that may be issued under it and provides that debt securities may be issued under it from time to time in one or more series.

With respect to each particular series of debt securities that we offer by this prospectus, the prospectus supplement will describe the following terms of each series of debt securities:

•	the title of the series;

•	the maximum aggregate principal amount, if any, established for debt securities of the series;

•	the maximum aggregate initial public offering price, if any, established for the debt securities of the series;

•	the date or dates on which the principal will be paid;

•	the conditions pursuant to which and the times at which any premium on the debt securities of the series will be paid;

•

the annual rate or rates, if any, which may be fixed or variable, at which the debt securities of the series shall bear interest, or the method or methods by which the rate or rates, if any, at which the debt securities of the series shall bear interest may be determined;

•	the date or dates from which interest, if any, shall accrue;

•	the dates on which any accrued interest shall be payable and the record dates for the interest payment dates;

•

the percentage of the principal amount at which the debt securities of the series will be issued, and if less than face amount, the portion of the principal amount that will be payable upon acceleration of those debt securities’ maturity or at the time of any prepayment of those debt securities or the method for determining that amount;

•

whether we may prepay the debt securities of the series in whole or part and, if so, the time or times at which any such prepayment may be made, whether the prepayment may be made in whole or may be made in part from time to time and the terms and conditions on which such prepayment may be made, including the obligation to pay any premium or any other make-whole amount in connection with any prepayment;

•	the offices or agencies where the debt securities of the series may be presented for registration of transfer or exchange;

•	the place or places where the principal of, premium, if any, and interest, if any, on debt securities of the series will be paid;

•

whether we will have the right to redeem or repurchase the debt securities of the series, in whole or in part, at our option, when those redemptions or repurchases may be made, the redemption or repurchase price or the method or methods for determining the redemption or repurchase price, and any other terms and conditions relating to any such redemption or repurchase by us;

•

whether, when, on what terms and at whose option we will be obligated to redeem or repurchase the debt securities of the series in whole or in part at any time pursuant to any sinking fund or analogous provisions or without the benefit of any sinking fund or analogous provisions, and any redemption or repurchase price or the method for determining any redemption or repurchase price;

•	if other than denominations of $2,000 and integral multiples of $1,000 in excess of $2,000, the denominations in which we will issue debt securities of the series;

•

the currency in which we will pay principal, any premium, interest or other amounts owing with respect to the debt securities of the series, which may be United States dollars, a foreign currency or a composite currency;

•	any index, formula or other method that we must use to determine the amount of any payment of principal, any premium or interest on the debt securities of the series;

•	if the debt securities of the series are subordinated in right of payment to other securities, the terms and conditions of subordination;

•	whether, and under what conditions, we will be required to pay any additional amounts;

•	whether the debt securities of the series will be issued in certificated or book-entry form;

•	any addition to, or change in, the events of default with respect to, or covenants relating to, the debt securities in the series;

•	whether the debt securities of the series will be subject to defeasance as provided in the indenture; and

•	any other specific terms and conditions of the series of debt securities.

If we sell any series of debt securities that we may pay in, or that are denominated in, one or more foreign currencies, currency units or composite currencies, we will disclose any material applicable restrictions, elections, tax consequences, specific terms and other information with respect to that series of debt securities and the relevant currencies, currency units or composite currencies in the prospectus supplement relating to the offer of that series.

We may also offer and sell a series of the debt securities as original issue discount securities, bearing no interest or interest at a rate that at the time of issuance is below market rates, or at a substantial discount below their stated principal amount. We will describe the income tax consequences and other special considerations applicable to any original issue discount securities of that kind described in the prospectus supplement relating to that series.

Restrictive covenants

Limitation on Liens. The indenture provides with respect to each series of debt securities that, unless the terms of such series of debt securities provide otherwise, the Company will not create or assume, or permit any Restricted Subsidiary (as defined below) to create or assume, any mortgage, pledge, security interest or lien (“Mortgage”) of or upon any Principal Property (as defined below) or shares of capital stock or indebtedness of any Restricted Subsidiary, unless the debt securities of such series are secured by such a Mortgage equally and ratably with all other indebtedness thereby secured. Such covenant does not apply to:

(a)	Mortgages on any Principal Property, shares of stock or indebtedness of any corporation existing at the time such corporation becomes a Restricted Subsidiary;

(b)	Mortgages on any Principal Property acquired, constructed or improved by the Company or any Restricted Subsidiary after the date of the indenture which are created or assumed contemporaneously with such acquisition, construction or improvement or within 120 days after the latest of the acquisition, completion of construction (including any improvement on any existing property) or commencement of commercial operation of such property;

(c)	Mortgages on any Principal Property or shares of stock or indebtedness acquired from a corporation merged with or into the Company or a Restricted Subsidiary;

(d)	Mortgages on any Principal Property to secure indebtedness of a Restricted Subsidiary to the Company or another Restricted Subsidiary;

(e)	Mortgages on any Principal Property in favor of the United States of America or any State thereof or The Commonwealth of Puerto Rico or any political subdivisions thereof to secure progress or other payments or to secure indebtedness incurred for the purpose of financing the cost of acquiring, constructing or improving such Principal Property (including Mortgages incurred in connection with pollution control, industrial revenue, Title XI maritime financings or similar financings);

(f)	Mortgages existing on the date of the indenture; and

(g)	any extension, renewal or replacement (or successive extensions, renewals or replacements), in whole or in part, of any Mortgage referred to in the foregoing clauses (a) to (f), inclusive. (Section 3.6)

Notwithstanding the foregoing, the Company and its Restricted Subsidiaries may, without securing the debt securities of any series, create or assume Mortgages (which would otherwise be subject to the foregoing restrictions) securing indebtedness in an aggregate amount which, together with all other Exempted Debt (defined in the indenture, as of any date of determination, as the sum of (i) Indebtedness (as defined below) of the Company and its Restricted Subsidiaries incurred after the date of the indenture and secured by Mortgages and (ii) Attributable Debt (as defined below) of the Company and its Restricted Subsidiaries in respect of every Sale and Lease-Back Transaction (as defined below) entered into after the date of the indenture) of the Company and its Restricted Subsidiaries, does not at the time exceed 10% of the Company’s consolidated net tangible assets (defined in the indenture as total assets less current liabilities and intangible assets). (Section 3.6)

Sale and Lease-Back Transactions. The indenture provides with respect to each series of debt securities that, unless the terms of such series of debt securities provide otherwise, Sale and Lease-Back Transactions (defined in the indenture as the leasing by the Company or a Restricted Subsidiary of a Principal Property, except for temporary leases for a term of not more than three years, which property has been or is to be sold or transferred by the Company or such Restricted Subsidiary from any person other than the Company or any Restricted Subsidiary) by the Company or any Restricted Subsidiary of any Principal Property are prohibited except in the event that (a) the Company or such Restricted Subsidiary would be entitled to incur indebtedness secured by a Mortgage on the Principal Property to be leased equal in amount to the Attributable Debt (defined in the indenture as of any date of determination as the lesser of (i) the fair market value of the property subject to such arrangement and (ii) the then present value of the obligation of a lessee for net rental payments during the remaining term of any lease, including any period for which such lease has been extended or may, at the option of the lessor, be extended) with respect to such Sale and Lease-Back Transaction without equally or ratably securing the debt securities of such series; or (b) the Company applies an amount equal to the fair value of the property sold to the purchase of Principal Property or to the retirement of Long-Term Indebtedness (defined in the indenture as the obligations of the Company classified as indebtedness in accordance with generally accepted accounting principles (“Indebtedness”), or Indebtedness of others that constitutes indebtedness of the Company, maturing by its terms more than one year after, or which is renewable or extendible at the option of the Company for a period ending more than one year after, the date as of which Long-Term Indebtedness is being determined) of the Company within 120 days of the effective date of any such Sale and Lease-Back Transaction. In lieu of applying such amount to such retirement the Company may deliver debt securities to the trustee for cancellation, such debt securities to be credited at the cost thereof to the Company. (Section 3.7)

Notwithstanding the foregoing, the Company or any Restricted Subsidiary may enter into any Sale and Lease-Back Transaction (which would otherwise be subject to the foregoing restrictions) as long as the Attributable Debt resulting from such Sale and Lease-Back Transaction, together with all other Exempted Debt of the Company and its Restricted Subsidiaries, does not at the time exceed 10% of the Company’s consolidated net tangible assets. (Section 3.7)

The term “Principal Property” means the Company’s principal office building and each manufacturing plant or research facility located within the territorial limits of the States of the United States of America or The Commonwealth of Puerto Rico (but not within any other territorial possession) of the Company or a Subsidiary except such as the Board of Directors by resolution reasonably determines (taking into account, among other things, the importance of such property to the business, financial condition and earnings of the Company and its consolidated Subsidiaries taken as a whole) not to be a Principal Property. (Section 1.01)

The term “Subsidiary” means any corporation the outstanding securities of which having ordinary voting power to elect a majority of the board of directors of such corporation are at the time owned or controlled by the Company or by one or more Subsidiaries or by the Company and one or more Subsidiaries, other than a Subsidiary which is engaged primarily in financing receivables, making loans, extending credit, providing financing from foreign sources or other activities of a character conducted by a finance company. The term “Restricted Subsidiary” means any Subsidiary which owns a Principal Property. (Section 1.01)

Consolidation, Merger and Sale of Assets. The Company may not consolidate with, merge into, or sell or convey its property and assets substantially as an entirety to another entity unless the successor entity assumes all the obligations of the Company under the indenture and the debt securities and after giving effect thereto, no default or Event of Default shall have occurred and be continuing and such successor entity shall be incorporated under the laws of the United States or any State thereof. Thereafter, except in the case of a conveyance by way of lease, all such obligations of the Company shall terminate. (Sections 9.1 and 9.2) The indenture further provides with respect to each series of debt securities that, unless the terms of such series of debt securities provide otherwise, the Company will not, and will not permit any Restricted Subsidiary to, merge or consolidate with another corporation, or sell all or substantially all of its assets to another corporation for a consideration other than the fair value thereof in cash, if such other corporation has outstanding obligations secured by a mortgage which, after such transaction, would extend to any Principal Property owned by the Company or such Restricted Subsidiary prior to such transaction, unless prior to the transaction the Company or such Restricted Subsidiary shall have effectively provided that the debt securities of such series will be secured by a mortgage which, upon completion of the aforesaid transaction, will rank prior to such mortgage of such other corporation on any Principal Property. (Section 3.6)

The provisions of the indenture do not afford holders of the debt securities protection in the event of a highly leveraged or other transaction involving the Company that may adversely affect holders of the debt securities.

Events of default

An Event of Default with respect to debt securities of any series is defined under the indenture as being:

(a)	default in payment of any principal of the debt securities of such series, either at maturity, upon any redemption, by declaration or otherwise;

(b)	default for 30 days in payment of any interest on any debt securities of such series;

(c)	default for 90 days after written notice in the observance or performance of any other covenant or agreement in the debt securities of such series or the indenture;

(d)	certain events of bankruptcy, insolvency or reorganization; or

(e)	any other Event of Default provided for in the debt securities of such series or in the supplemental indenture creating such debt securities. (Section 5.1)

The indenture provides that (i) if an Event of Default described in the foregoing clauses (a), (b), (c) or (e) (if the Event of Default under clause (c) or (e) is with respect to less than all series of debt securities then outstanding) shall have occurred and be continuing, either the trustee or the holders of not less than 25% in principal amount of the debt securities of all affected series (treated as one class) then outstanding may then declare the principal of all debt securities of all such affected series and interest accrued thereon to be due and payable immediately; and (ii) if an Event of Default described in the foregoing clauses (d), (c) or (e) (if the Event of Default under clause (c) or (e) is with respect to all series of debt securities then outstanding) shall have occurred and be continuing, either the trustee or the holders of not less than 25% in principal amount of all debt securities then outstanding (treated as one class) may declare the principal of all debt securities and interest accrued thereon to be due and payable immediately, but upon certain conditions such declarations may be annulled and past defaults may be waived (except a continuing default in payment of principal of or interest on such debt securities) by the holders of a majority in principal amount of the debt securities of all such affected series then outstanding. (Section 5.1)

Subject to certain limitations, the holders of a majority in principal amount of the outstanding debt securities (treated as one class) may direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee. (Section 5.9)

The indenture provides that no holder of debt securities may institute any action under the indenture (except actions for payment of overdue principal or interest) unless such holder previously shall have given to the trustee written notice of default and continuance thereof and unless the holders of not less than 25% in principal amount of the debt securities of each affected series (treated as one class) then outstanding shall have requested the trustee to institute such action and shall have offered the trustee reasonable indemnity, the trustee shall not have instituted such action within 60 days of such request and the trustee shall not have received direction inconsistent with such written request by the holders of a majority in principal amount of the debt securities of each affected series (treated as one class). (Section 5.6)

The indenture contains a covenant that the Company will file annually with the trustee a certificate of no default or a certificate specifying any default that exists. (Section 3.5)

Defeasance

The indenture provides that, with respect to each series of debt securities, unless the terms of such series of debt securities provide otherwise, the Company shall be discharged from its obligations under the debt securities of such series if the Company irrevocably deposits with the trustee in trust (i) cash, or (ii) in the case of any series of debt securities the payments on which may only be made in Dollars (as defined), U.S. Government Obligations (as defined), maturing as to principal and interest at such times and in such amounts as will insure the availability of cash or (iii) any combination thereof, sufficient, in the opinion of a nationally recognized firm of independent public accountants to pay when due the principal and interest on all debt securities of such series and any mandatory sinking fund payments provided that certain other conditions are met. These conditions include the delivery to the trustee of an opinion of counsel based on the fact that either (x) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (y) there has been a change in the applicable federal income tax law, in either case to the effect that, and such opinion shall confirm that, the holders of the debt securities will not recognize income, gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred. Upon such discharge, the provisions of the indenture with respect to the debt securities of such series shall no longer be in effect except for certain rights, including registration of transfer and exchange of debt securities of such series and substitution of mutilated, defaced, destroyed, lost or stolen debt securities. (Section 10.1)

The Company will be released from its obligations with respect to the covenants relating to the limitation on liens and sale and lease-back transactions and the restriction on consolidations, mergers and sale of assets with respect to the debt securities on and after the date the conditions set forth below are satisfied (“covenant defeasance”). Covenant defeasance means that, with respect to the outstanding debt securities of any series, the Company may omit to comply with and will have no liability in respect of any term, condition or limitation with respect to such provisions of the indenture and such omission to comply shall not constitute an Event of Default, but the other terms of the indenture and such debt securities shall be unaffected thereby. The following are the conditions to covenant defeasance: (a) the Company has irrevocably deposited or caused to be deposited with the trustee in trust (i) cash, or (ii) in the case of any series of debt securities the payments on which may only be made in Dollars, U.S. Government Obligations maturing as to principal and interest at such times and in such amounts as will insure the availability of cash or (iii) a combination thereof, sufficient, in the opinion of a nationally recognized firm of independent public accountants to pay when due the principal and interest on all debt securities of such series and any mandatory sinking fund payments; (b) no Event or Default or event which with notice or lapse of time or both would become an Event of Default with respect to the debt securities shall have occurred and be continuing on the date of such deposit; (c) the delivery to the trustee of an opinion of counsel to the effect that the holders of the debt securities will not recognize income, gain or loss for federal income tax purposes as a result of such defeasance and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such defeasance had not occurred; and (d) certain other customary conditions. (Section 10.1)

Modification of the indenture

The indenture provides that the Company and the trustee may enter into supplemental indentures without the consent of the holders of debt securities to:

(a)	secure any debt securities;

(b)	evidence the assumption by a successor corporation of the obligations of the Company;

(c)	add covenants for the protection of the holders of debt securities;

(d)	cure any ambiguity or correct any inconsistency in the indenture;

(e)	establish the forms or terms of debt securities of any series; and

(f)	evidence the acceptance of appointment by a successor trustee. (Section 8.1)

The indenture also contains provisions permitting the Company and the trustee, with the consent of the holders of not less than a majority in principal amount of debt securities of each series then outstanding and affected, to add any provisions to, or change in any manner or eliminate any of the provisions of, the indenture or modify in any manner the rights of the holders of the debt securities of each series so affected; provided that the Company and the trustee may not, without the consent of the holder of each outstanding debt security affected thereby,

(a) extend the final maturity of the principal of any debt security or reduce the principal amount thereof or reduce the rate or extend the time of payment of interest thereon or reduce any amount payable on the redemption thereof or change the currency in which the principal thereof (including any amount in respect of original issue discount) or interest thereon is payable or reduce the amount of any original issue discount payable upon acceleration or provable in bankruptcy or alter certain provisions of the indenture relating to debt securities not denominated in U.S. dollars or impair the right to institute suit for the enforcement of any payment on any debt security when due;

(b) reduce the aforesaid percentage in principal amount of debt securities of any series, the consent of the holders of which is required for any such modification; or

(c) modify any of the foregoing provisions except to increase the aforesaid percentage or to provide that other provisions of the indenture may not be amended or waived without the consent of the holder of each outstanding debt security affected thereby. (Section 8.2)

Tax Consequences to Holders

The prospectus supplement may contain a summary of the material U.S. federal income tax consequences, if any, to persons investing in the debt securities offered by that prospectus supplement. In addition, if the tax laws of any foreign country are material to a particular series of debt securities, a prospectus supplement may describe the principal income tax consequences under such laws of the acquisition, ownership and disposition of such series of debt securities. The summary of tax consequences contained in the prospectus supplement will be presented for informational purposes only, however, and will not be intended as legal or tax advice to prospective purchasers. You should consult your own tax advisor prior to any acquisition of debt securities.

Plan of Distribution

General

The debt securities may be sold:

•	to or through underwriting syndicates represented by managing underwriters;

•	through one or more underwriters without a syndicate for them to offer and sell to the public;

•	through dealers or agents; or

•	to investors directly in negotiated sales or in competitively bid transactions.

The prospectus supplement for each series of securities we sell will describe that offering, including:

•	the name or names of any underwriters;

•	the purchase price and the proceeds to us from that sale;

•	any underwriting discounts and other items constituting underwriters’ compensation;

•	any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges on which the securities may be listed.

Underwriters

If underwriters are used in the sale, we will execute an underwriting agreement with those underwriters relating to the securities that we will offer. Unless otherwise set forth in the prospectus supplement, the obligations of the underwriters to purchase these securities will be subject to conditions. The underwriters will be obligated to purchase all of these securities if any are purchased.

The securities subject to the underwriting agreement will be acquired by the underwriters for their own account and may be resold by them from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may be deemed to have received compensation from us in the form of underwriting discounts or commissions and may also receive commissions from the purchasers of these securities for whom they may act as agent. Underwriters may sell these securities to or through dealers. These dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

We also may sell the securities in connection with a remarketing upon their purchase, in connection with a redemption or repayment, by a remarketing firm acting as principal for its own account or as our agent. Remarketing firms may be deemed to be underwriters in connection with the securities that they remarket.

We may authorize underwriters to solicit offers by institutions to purchase the securities subject to the underwriting agreement from us, at the public offering price stated in the prospectus supplement under delayed delivery contracts providing for payment and delivery on a specified date in the future. If we sell securities under these delayed delivery contracts, the prospectus supplement will state that as well as the conditions to which these delayed delivery contracts will be subject and the commissions payable for that solicitation.

Agents

We may also sell any of the securities through agents designated by us from time to time. We will name any agent involved in the offer or sale of these securities and will list commissions payable by us to these agents in the prospectus supplement. These agents will be acting on a best efforts basis to solicit purchases for the period of its appointment, unless we state otherwise in the prospectus supplement.

Direct sales

We may sell any of the securities directly to purchasers. In this case, we will not engage underwriters or agents in the offer and sale of these securities.

Indemnification

We may indemnify underwriters, dealers or agents who participate in the distribution of securities against certain liabilities, including liabilities under the Securities Act of 1933, as amended, and agree to contribute to payments which these underwriters, dealers or agents may be required to make.

No assurance of liquidity

The securities offered hereby may be a new issue of securities with no established trading market. Any underwriters that purchase securities from us may make a market in these securities. The underwriters will not be obligated, however, to make a market and may discontinue market-making at any time without notice to holders of the securities. We cannot assure you that there will be liquidity in the trading market for any securities of any series.

Legal Matters

The validity of the debt securities offered by this prospectus and any prospectus supplement will be passed upon for us by Simpson Thacher & Bartlett LLP, our counsel.

Experts

The consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated by reference to the Annual Report on Form 10-K of Wyeth for the year ended December 31, 2006 in this prospectus have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.